Shareholder Letter Q2 2026 J O B Y A V IA T IO N A U G U S T 5 , 2 0 2 6 J O B Y A V IA T IO N .C O M

Highlights Strategic partnership with Atoms to develop air taxi hubs across U.S. launch markets Strongest quarterly progress yet in fifth and final stage of FAA type certification $2.3B in cash and short-term investments as of June 30, 2026; increased full year 2026 revenue outlook Five aircraft flying and 12 more in production; manufacturing ramp continues First eIPP flights expected in September, targeting first passengers in 2026 Joint venture with Toyota lays groundwork for strategic manufacturing alliance and high- volume production Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 2

NEXT MONTH, in Texas, we intend to take one of our most important steps yet toward commercial service. Over the course of a week, our electric air taxi will fly routes across the Dallas-Fort Worth area, helping establish the routes and procedures needed for future commercial operations. The flights will take place under the White House-backed eIPP program and demonstrate how vertical lift can transform travel across a major metropolitan area. The value of vertical lift is something our Blade business proves every day. A year after we acquired it, Blade continues to gain momentum. The number of seats sold this quarter was up more than 50% year-over-year, representing the best Q2 on record and helping us raise our full-year revenue outlook for the company. Making the most of the opportunity presented by the eIPP program requires us to deliver on aircraft and infrastructure. Both are taking shape. Early production scaling is underway, with 12 aircraft at various stages of production and five already in the air. During the quarter, we took a significant step forward in our long-standing relationship with Toyota, forming a joint venture designed to support high-volume commercial production and significantly de-risk one of the greatest challenges ahead of us. The network around those aircraft is taking shape, too. Earlier this week, we announced a partnership with Atoms, the industrial AI and infrastructure company founded by Travis Kalanick. Travis has been all-in on electric flight since our first jam session in 2015, the one that seeded Uber Elevate, and we’re excited to now be working together to help deliver the next transportation revolution. Together, we plan to develop mobility hubs in Florida, New York and Texas - all markets where we’re planning to launch early operations under the eIPP program - as well as California. Across America, people are ready for that future. From World Cup fans in Queens to aviation enthusiasts in Dayton and families on the National Mall, our Electric Skies Tour has allowed thousands of people to experience Joby up close and imagine where it could take them. After many years of building, the aircraft, the infrastructure, the operating experience and the customer demand are all coming together. We are closer than ever to turning electric vertical flight from an extraordinary technology into an everyday reality. Thank you for being part of it. To our shareholders: Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 3

EARLIER THIS YEAR, JOBY WAS SELECTED as a partner in multiple successful applications under the White House-backed Electric Vertical Takeoff and Landing Integration Pilot Program (eIPP). The program provides an opportunity for us to begin early operations across 11 states, with the potential to significantly accelerate our path to commercial service. Demonstration flights in New York and the San Francisco Bay Area earlier this year showcased the operational and program maturity required to participate, and we are now preparing to conduct our first flights under the eIPP program in September. As part of the Texas eIPP project, we intend to conduct a week-long campaign of piloted, vertical take-off and landing flights across the Dallas-Fort Worth area that lay the groundwork for future commercial operations. Over time, and with extensive involvement and oversight from the FAA, we expect flights under the eIPP program to progress from those with only a pilot on board, to those carrying non-paying passengers, and eventually paying passengers. In preparation for those flights, we continue to target carrying our first passengers in 2026. We also plan to demonstrate our Superpilot™ autonomous flight technology in several states as part of our eIPP work. Developed for defense applications, Superpilot enables a conventional Cessna Caravan aircraft to be flown fully autonomously. eIPP Flights Expected to Begin Next Month Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 4 Expected Joby eIPP operations

Building the Infrastructure for Commercial Operations

THE INFRASTRUCTURE required to support commercial air taxi operations is rapidly taking shape across our launch markets. In the U.S., we announced a strategic partnership with Atoms, the industrial AI and infrastructure company founded by Travis Kalanick (co-founder of Uber and CEO of Atoms), to develop and finance a network of transportation hubs serving air taxis and autonomous ground vehicles. Our initial focus will be on sites in Florida, New York and Texas - the same markets where Joby is preparing to launch early operations under eIPP, as well as California. These hubs will combine takeoff, landing and charging for electric aircraft with charging and depot services for autonomous vehicles - sharing fixed costs, creating stronger operating economics, delivering seamless journeys for our customers and even greater value for the communities in which we'll operate. Atoms recently raised $1.7 billion to support their growth, with lead investment from a16z.

In addition to our own progress on infrastructure, we continue to see accelerating momentum and investment by states, airports and infrastructure partners around the world. Florida enacted legislation allowing the state to fund certain vertiport projects at up to 100 percent, committing millions of dollars to activate new sites statewide, while Orlando is moving forward with developing a vertiport in the central terminal area of one of the country's busiest commercial airports. In Dubai, the second of four vertiports being built by our partners is nearly complete, and we continue to see meaningful progress on infrastructure in markets including Japan, the wider UAE, Korea, and Australia.



Above: Joby's GEACS charging equipment installed in the VDX vertiport at Dubai International Airport

Below: Conceptual rendering of a next-generation Atoms-Joby vertiport, designed as a multimodal hub connecting electric air taxis, autonomous vehicles, ridesharing, and on-site charging


AIR MOBILITY HUB

Q2 2026 Shareholder Letter Aug 5, 2026 Joby Aviation 5

Preparing for Customer Operations

AS WE PREPARE FOR CUSTOMER OPERATIONS using Joby aircraft, we continue to build on the experience and capabilities of our Blade business. Nearly one year after the acquisition, Blade delivered year-over-year growth of more than 50% in seats flown across its passenger services and generated $36.2 million in Q2 revenue. On many routes, aircraft availability, rather than passenger demand, is now the primary constraint on growth.

The quarter included the highest number of new fliers using Blade's New York airport services, while route expansions contributed to the more than 40% year-over-year growth in Hamptons revenue. With Blade revenue growing 32% year-over-year in the first half of 2026, we are raising our total company full-year revenue outlook to a range of $115 million to $125 million.

We are drawing on Joby's relationships with Uber to drive additional demand, while a new partnership with Visa will provide Visa Infinite consumer and business cardholders with access to a premium suite of benefits on Blade's airport service in New York.

That same focus on pairing operating capability with established customer channels underpins our partnership with Virgin Atlantic Airways. In July, we signed a definitive, multi-year agreement establishing Virgin Atlantic as Joby's exclusive airline partner in the UK. Virgin Atlantic will offer Joby's service through its app and website, allowing customers to book air taxi connections alongside long-haul flights, while supporting customer acquisition and infrastructure integration at its London and Manchester hubs.



Below: Joby's aircraft positioned in front of Tower Bridge, London, in celebration of the partnership between Joby and Virgin Atlantic virgin atlantic
Joby
ELECTRIC AIR TAXI

Q2 2026 Shareholder Letter Aug 5, 2026 Joby Aviation 6

Advancing Certification and Ramping Production

WE CONTINUE TO MAKE IMPORTANT PROGRESS on certification and production as we look ahead to the opportunities presented by the eIPP program and future commercial operations. We made our strongest progress yet in the fifth and final stage of type certification and now have five electric air taxis flying, including our first FAA-conforming aircraft. 12 additional aircraft are in various stages of production, including two planned for delivery this year.

During the quarter, we took a significant step forward in our relationship with Toyota, forming a joint venture that builds on more than seven years of collaboration. Over that time, Toyota - the world's largest automaker - has worked alongside Joby to bring the best of automotive manufacturing to aviation. Its teams have gone deep with us on aviation-level quality, and its engineers now work with ours every day on topics such as factory planning and design for manufacturability.

The joint venture lays the groundwork for high-volume commercial production and creates a more capital-efficient path to scale, while significantly reducing the risk of one of the greatest challenges ahead of us. By investing together in the people, facilities and systems required for production, we will be able to create a manufacturing system designed to deliver exceptional quality and consistency at volume. That work will deepen further shortly, with a senior Toyota manufacturing leader set to join our Marina leadership team.





Joby and Toyota team members working together in Marina, CA

DATA AS OF JULY 31, 2026



STAGE 1
Certification Basis
JOBY
100%
FAA
100%
STAGE 2
Means of Compliance
97%
97%
STAGE 3
Certification Plans
100%
100%
STAGE 4
Testing & Analysis
83%
77%
STAGE 5
Show & Verify
20%
10%

Percentage completion may fluctuate mildly through the course of certification as documents are edited and resubmitted. Data as of July 31, 2026. It is typical for a small portion of the Means of Compliance to remain open in order to address minor design changes and improvements that may occur later in the process. We therefore consider the second stage essentially complete.

Q2 2026 Shareholder Letter Aug 5, 2026 Joby Aviation 7

Joby

Electric Skies

AS WE PREPARE FOR COMMERCIAL OPERATIONS, our 2026 Electric Skies Tour is bringing Joby to communities across the United States, in celebration of 250 years of American innovation. Through flight demonstrations, aircraft displays and simulator experiences at major events, the tour is giving future customers the opportunity to experience the future of quiet, all-electric flight firsthand.


Joby

Visiting EAA AirVenture in Oshkosh, WI, the world's largest annual gathering of aircraft and aviation enthusiasts


Joby
250
Uber

We joined the America 250 celebrations on the National Mall in Washington D.C., alongside our partner Uber



Joby was an official partner of the NYNJ World Cup '26 celebrations in Queens, New York



Joby's Electric Skies Tour landed at the Dayton Air Show in Ohio

Q2 2026 Shareholder Letter Aug 5, 2026 Joby Aviation 8

Financial Updates Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 9

Second Quarter 2026 Financial Summary IN THE SECOND QUARTER OF 2026, revenue totaled $38.6 million. Our net loss of $245.4 million primarily reflected a net operating loss of $260.9 million and other income of $15.6 million. Operating expenses for the quarter totaled $299.5 million and reflected costs to support certification and manufacturing of our aircraft and costs associated with the operation of Blade's passenger business. Expenses included stock-based compensation of $52.0 million and depreciation and amortization of $11.9 million. Other income reflected a higher interest and other income of $18.9 million, partially offset with the loss on non-cash revaluation of warrants, earnout shares and contingent consideration of $3.3 million. Net loss in the second quarter of 2026 decreased by $79.2 million compared with the second quarter of 2025, primarily driven by $172.3 million improvement in other income. This primarily reflected a $122.9 million reduction in losses from fair value adjustments on warrants, earnout shares, and contingent consideration. Net loss was also favorably impacted by $10.3 million, reflecting a $38.6 million increase in revenue, partially offset by a $28.3 million increase in cost of revenue, both primarily associated with the Blade business. These improvements were partially offset by higher operating expenses driven by a $58.3 million increase in research and development costs, reflecting continued investment to support certification and manufacturing readiness, and a $45.1 million increase in selling, general and administrative expenses. Compared with the first quarter of 2026, our second quarter of 2026 net loss increased by $135.5 million from the net loss of $110 million in the prior quarter. Other income was $108.2 million lower than the prior quarter, primarily reflecting a non-cash revaluation loss on our warrants, earnout shares and contingent consideration compared to a gain in the prior quarter. The higher loss from operations of $27.3 million compared with the first quarter of 2026 primarily reflected increased investment to support certification, manufacturing, the Blade business and legal costs partially offset by improved flight margin. Adjusted EBITDA in the second quarter of 2026 was a loss of $197 million, primarily reflecting employee costs and support associated with the development, certification and manufacturing of the aircraft and operations of Blade. The adjusted EBITDA loss was $65.5 million higher than in the second quarter of 2025 and $19 million higher than the prior quarter. Adjusted EBITDA is a non-GAAP metric defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, loss on common stock issuance in private placement, impact from revaluation of non-operating derivative liabilities, and other income or costs which are not directly related to ongoing core operations. Please see the section titled “Non-GAAP Financial Measures” for a reconciliation of Net Income to Adjusted EBITDA. We ended the second quarter of 2026 with $2.3 billion in cash, cash equivalents, and investments in marketable securities. During Q2 2026, our use of cash, cash equivalents and short-term investments was $202 million. Excluding the Q1 investment of $32 million in our Ohio facility, our first half 2026 use of cash, cash equivalents and short-term investments totaled $365 million, in line with our guidance. Our current outlook incorporates continued investment toward certification of our eVTOL aircraft, expansion of our manufacturing scale, and advancing our commercialization efforts including participation in the U.S. eVTOL Integration Pilot Program. We are increasing our full year 2026 total revenue outlook to a range of $115 million to $125 million. For the second half of 2026, we anticipate our use of cash, cash equivalents and short-term investments to be between $385 million and $415 million. Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 10

Condensed Statement of Operations

JOBY AVIATION, INC. AND SUBSIDIARIES

Unaudited (in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2026	2025	2026	2025
Revenue	$ 38,639	$ 15	$ 62,885	$ 15
Operating expenses:				
Cost of Revenue	28,298	10	47,101	10
Research and development	194,662	136,387	372,132	270,674
Selling, general and administrative	76,562	31,482	138,115	60,479
Total operating expenses	299,522	167,879	557,348	331,163
Loss from operations	(260,883)	(167,864)	(494,463)	(331,148)
Interest and other income, net	18,929	9,849	36,713	19,747
Loss on common stock issuance in private placement	—	(40,258)	—	(40,258)
Gain (loss) from change in fair value of warrants, earnout shares and contingent consideration, net	(3,347)	(126,295)	102,667	(55,275)
Total other income (loss), net	15,582	(156,704)	139,380	(75,786)
Loss before income taxes	(245,301)	(324,568)	(355,083)	(406,934)
Income tax expense	142	106	310	146
Net loss	$ (245,443)	$ (324,674)	$ (355,393)	$ (407,080)
Net loss per share, basic and diluted	$ (0.25)	$ (0.41)	$ (0.37)	$ (0.52)
Weighted-average common shares outstanding, basic and diluted	969,905,441	796,798,437	956,777,375	781,936,215


N5421A
Joby

Q2 2026 Shareholder Letter Aug 5, 2026 Joby Aviation 11

Condensed Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) e se alance Sheets , . I ited (i thousands) June 30, 2026 December 31, 2025 Assets Current assets: Cash and cash equivalents $ 629,861 $ 240,810 Short-term investments 1,633,965 1,167,106 Total cash, cash equivalents and short-term investments 2,263,826 1,407,916 Restricted cash 1,304 220 Accounts and other receivables 12,449 7,139 Prepaid expenses and other current assets 38,679 30,479 Total current assets 2,316,258 1,445,754 Property and equipment, net 229,828 146,571 Operating lease right-of-use assets 30,920 31,837 Restricted cash 4,903 693 Intangible assets 18,155 18,859 Goodwill 89,390 89,422 Other non-current assets 62,723 61,933 Total assets $ 2,752,177 $ 1,795,069 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 8,273 $ 3,604 Operating lease liabilities, current portion 9,027 8,404 Accrued expenses and other current liabilities 111,558 48,018 Total current liabilities 128,858 60,026 Operating lease liabilities, net of current portion 24,531 26,167 Long-term debt 701,874 — Warrant liability 21,505 104,878 Earnout shares liability 95,565 156,692 Other non-current liabilities 13,121 37,593 Total liabilities 985,454 385,356 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 99 91 Additional paid-in capital 4,913,728 4,193,684 Accumulated deficit (3,140,972) (2,785,579) Accumulated other comprehensive income (loss) (6,132) 1,517 Total stockholders’ equity 1,766,723 1,409,713 Total liabilities and stockholders’ equity $ 2,752,177 $ 1,795,069 Q2 2026 Shareholder Letter August 5, 2026 Joby Aviation FS-2 Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 12

Condensed Statement of Cash Flows JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) s Statement Flows J I I , I . I I I ited (i thousands) Six months ended June 30, 2026 2025 Cash flows from operating activities Net loss $ (355,393) $ (407,080) Reconciliation of net loss to net cash used in operating activities: Depreciation and amortization expense 22,853 18,885 Stock-based compensation expense 96,016 53,577 (Gain)/Loss from change in the fair value of warrants, earnout shares and contingent consideration, net (102,667) 55,276 Non-cash interest expense, and amortization of debt discount and issuance costs 3,614 — Loss on common stock issuance in private placement — 40,258 Net accretion and amortization of investments in marketable debt securities (1,937) (5,132) Changes in operating assets and liabilities Accounts and other receivables and prepaid expenses and other current assets (8,972) 13,343 Other non-current assets (333) 173 Accounts payable and accrued expenses and other current liabilities 58,113 12,053 Non-current liabilities (28,876) 1,114 Net cash used in operating activities (317,582) (217,533) Cash flows from investing activities Purchases of marketable securities (814,141) (285,428) Proceeds from sales and maturities of marketable securities 341,339 368,673 Purchases of property and equipment and other long-lived assets (106,559) (27,089) Acquisitions, net of cash 39 — Net cash provided by (used in) investing activities (579,322) 56,156 Cash flows from financing activities Underwritten public offering gross proceeds 600,000 — Underwritten public offering commission and offering expenses (23,664) — Gross proceeds from issuance of convertible notes 690,000 — Convertible notes underwriting discounts and commissions and issuance costs (20,311) — Proceeds from mortgage loan 30,750 — Payment for capped call transactions (63,273) — Proceeds from issuance of common stock in private placement, net — 249,905 At-the-market public offering gross proceeds — 44,529 At-the-market public offering commission and offering expenses — (1,567) Proceeds from the issuance of common stock under the Employee Stock Purchase Plan 8,191 5,022 Proceeds from the exercise of stock options and warrants 70,690 964 Repayments of obligations under finance lease and tenant improvement loan (1,134) (859) Net cash provided by financing activities 1,291,249 297,994 Net change in cash, cash equivalents and restricted cash 394,345 136,617 Cash, cash equivalents and restricted cash, at the beginning of the period 241,723 200,389 Cash, cash equivalents and restricted cash, at the end of the period $ 636,068 $ 337,006 Reconciliation of cash, cash equivalents and restricted cash in balance sheets Cash and cash equivalents $ 629,861 $ 336,313 Restricted cash 6,207 693 Cash, cash equivalents and restricted cash in balance sheets $ 636,068 $ 337,006 Non-cash investing and financing activities Unpaid property and equipment purchases $ 2,014 $ 5,460 Property and equipment purchased through finance leases $ 3,602 $ 3,665 Right-of-use assets acquired through operating leases $ 3,496 $ 1,990 Q2 2026 Shareholder Letter August 5, 2026 Joby Aviation FS-3 Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 13

Non-GAAP Financial Measures

JOBY AVIATION, INC. AND SUBSIDIARIES
Unaudited (in thousands)

ADJUSTED EBITDA is a non-GAAP measure of operating performance that is included to communicate the financial performance of activities associated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is a non-GAAP metric defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, loss on common stock issuance in private placement, impact from revaluation of non-operating derivative liabilities, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period to period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA.

A reconciliation of Adjusted EBITDA to net income is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2026	2025	2026	2025
Net loss	$ (245,443)	$ (324,674)	$ (355,393)	$ (407,080)
Income tax expense	142	106	310	146
Loss before income taxes	(245,301)	(324,568)	(355,083)	(406,934)
Interest and other income, net	(18,929)	(9,849)	(36,713)	(19,747)
Loss on common stock issuance in private placement	—	40,258	—	40,258
Loss (Gain) from change in fair value of warrants, earnout shares and contingent consideration, net	3,347	126,295	(102,667)	55,275
Loss from operations	(260,883)	(167,864)	(494,463)	(331,148)
Stock-based compensation expense	51,971	26,558	96,016	53,577
Depreciation and amortization expense	11,865	9,753	22,853	18,885
Adjusted EBITDA	(197,047)	(131,553)	(375,594)	(258,686)

Q2 2026 Shareholder Letter Aug 5, 2026 Joby Aviation 14

Upcoming Events Webcast Details SECOND QUARTER 2026 FINANCIAL RESULTS WEBCAST The Company will host a webcast and conference call at 5:00pm ET (2:00pm PT) on August 5, 2026. The webcast will be publicly available in the Financial Results section of the company’s investor website: ir.jobyaviation.com. CANACCORD GENUITY 46TH ANNUAL GROWTH CONFERENCE RAYMOND JAMES 2026 INDUSTRIAL SHOWCASE 15TH ANNUAL NEEDHAM INDUSTRIAL TECH, ROBOTICS, & POWER CONFERENCE 2026 JEFFERIES GLOBAL INDUSTRIALS CONFERENCE MORGAN STANLEY 14TH ANNUAL LAGUNA CONFERENCE Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 15

THIS SHAREHOLDER LETTER contains “forward- looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft and the growth of our manufacturing capabilities, including plans to deliver two additional aircraft in 2026; our regulatory outlook, progress and timing, including our target of carrying our first passengers in 2026; plans for our 2026 Electric Skies tour; planned operations with the Department of Defense; our business plan, objectives, goals, market opportunity and expected demand for our aircraft and services; plans for, and potential benefits of, our strategic partnerships, including our partnership with Atoms to develop air taxi hubs, our strategic manufacturing alliance with Toyota, our partnership with ASI to accelerate the integration of air taxis into the national airspace system, our agreement with Virgin Atlantic to offer Joby’s service through its app and website, and Blade partnerships, including the integration of our Blade service into the Uber app; expected opportunities under the eIPP, including locations and timing of eIPP flights, opportunities for pre-type certification commercial operations, the potential for the eIPP to accelerate our path to commercial operations and expected progression of eIPP flights from piloted demo flights to paying passengers; plans for vertiport development in the U.S.; expected benefits of potential upgrades to the air traffic control system in the U.S.; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the sufficiency of our existing capital to deliver on plans for scaling production, expected benefits of our vertically-integrated business model and our use of cash and revenue guidance for 2026. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; complexities related to obtaining certification and operating in foreign markets; the ability to secure additional contracts with U.S. government agencies cannot be guaranteed; the need to negotiate additional definitive agreements and secure permits and other required approvals to achieve the full expected value of our partnerships, international operations and potential sales of our aircraft and services; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; uncertainty around timing of proposed enhancements to the air traffic control system; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2026, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. Forward-Looking Statements CONTACT DETAILS Investors: investors@jobyaviation.com Media: press@jobyaviation.com Joby AviationQ2 2026 Shareholder Letter Aug 5, 2026 16